-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards x 200
Houston, TX 77218	Carl Schmidt x 203
281/492-0550
281/492-0615 -- fax

RELIABILITY INCORPORATED REPORTS THIRD QUARTER 2004 RESULTS

HOUSTON, TEXAS, October 27, 2004 - Reliability Incorporated (NASDAQ: REAL) today announced a net loss for the quarter ended September 30, 2004 of $1,662,000 or $.26 per diluted share, on revenues of $938,000. Results for the third quarter of 2003 were a net loss of $1,520,000 or $.24 per diluted share, on revenues of $478,000. Results for the first nine months of 2004 were a net loss of $3,879,000 or $.61 per diluted share, on revenues of $2,484,000. Results for the three and nine month periods in 2004 include a charge of $673,000 to record impairment of goodwill. Results for the first nine months of 2003 were a net loss of $4,678,000 or $.74 per diluted share, on revenues of $1,345,000, which included an expense of $237,000 for severance cost.

     Larry Edwards, President and CEO commented, "The third quarter of 2004 revenue closed within the forecasted range, but the Company's revenue and the markets we serve continue to be depressed. Revenue of $938,000, which compares to our forecast of $800,000 to $1,000,000 for the third quarter of 2004, was the sixth consecutive quarter of increasing revenue. A net loss of $0.26 per diluted share was just outside of the range of our forecasted loss of $.15 to $.25 per share, which did not contemplate the goodwill impairment charge. Revenue for the third quarter of 2004 was up 96% as compared to the third quarter 2003 revenue of $478,000 and 12% above the second quarter 2004 revenue of $839,000. The revenue in the third quarter of 2004 was over 35% above the revenue of the same quarter of 2003 in every business segment. Testing Services posted its largest revenue quarter since 2001 due to the increased demand for testing services for SRAMs and DRAMs. Services reached revenue levels which allowed them to operate at a profitable level for the third quarter of 2004, which is the first profitable quarter for Testing Services since the first quarter of 2001. Bookings of new orders in the first nine months of 2004 exceeded the bookings for the entire year of 2003 in every business segment, which hopefully is a sign of progress towards the recovery of the markets the Company serves.

"Due to the continued lack of sales of the Ezy-Load product, we considered it necessary to perform an impairment review of the associated goodwill during the quarter. As a result of this review an impairment charge of $673,000 was recorded. We plan to continue to market this product and make design changes in an attempt to lower its manufacturing cost. During the fourth quarter, we will also begin negotiations to revise the amount and terms of the remaining contingent purchase price payments, of which the next scheduled payment is due January 29, 2005. In the event we are not able to reach a satisfactory agreement with the Seller, we may cease manufacturing and marketing the Ezy-Load product as of that date.

"Our cash was $1.5 million as of September 30, 2004, our working capital was $2.3 million, and we maintained the debt free status of the Company. Our current ratio was 3.6 to 1, and our net worth was $6.9 million or $1.08 per share. Since our equity dropped below $10 million, we transferred our listing from the NASDAQ National Market to the NASDAQ SmallCap Market in July, 2004. In 2004 we continued to invest in R&D, but at a slower rate since the design for the major portion of the Criteria® 20, our next generation micrologic burn-in and test system, is essentially complete. We will continue to review our expenses and cost controls, as well as to review our portfolio of investments, which if sold, could provide liquidity to fund the ongoing operations of the Company. These investments include certain real estate holdings and some common stock investments in other companies. The Company has been actively marketing the property in Houston and North Carolina, but has not yet received acceptable offers on either facility. Therefore, we plan to apply for a line of credit of approximately $3 million, during the fourth quarter of 2004, as a bridge loan, until the Houston property is sold. We plan to continue to invest in the future, but at lower rates, via capital asset investments, research and development for new products, advertising and promotion, and acquisitions until the markets we serve improve.

"The following statements are forward looking, based on our current expectations, and actual results may differ materially. Although there is still a lot of uncertainty in the global economy, general economic conditions seem to be improving in the U.S. and world economies. Semiconductor revenues in the first nine months of 2004 have increased over 30% above 2003 comparable revenues, although there are some signs that revenues are beginning to flatten. However, the increases in semiconductor revenues did not induce the semiconductor manufacturers to invest at historic levels of capital spending. In fact, bookings for U.S. based assembly, packaging and test equipment manufacturers peaked at still depressed levels in April of 2004 and have been falling each month since April. Although almost all analysts are still forecasting significant improvement for the semiconductor equipment industry in 2004, its revenues will not equal revenue levels of the year 2000, even if the semiconductor equipment industry grows by 50% in 2004. Therefore, we expect the Company's revenue to be flat to slightly down in the fourth quarter of 2004 at $0.8 to $1.0 million. We are forecasting a loss of $.15 to $.25 per diluted share from operations for the fourth quarter of 2004.

"We have refocused and repositioned our products and services to fit with the long-term opportunities and challenges that we expect in the future. The Company's Criteria 18-HD, Criteria 18-HP, and Criteria 20 systems provide logical solutions to semiconductor manufacturers who are manufacturing devices that require equipment that delivers higher power and offers greater heat removal. We believe that the evolution to the finer geometries for semiconductor devices is beginning to accelerate, and the Company is well positioned to meet this challenge. When the semiconductor equipment industry recovers, we believe demand for Testing Products and Services that meet these more stringent technical specifications should lead the recovery. Since the development of Criteria 20 is essentially complete, we plan to continue to develop features for our systems to keep up with the changing needs and the higher performance that is required.

Although we have no firm bookings for the Criteria 20 to announce, we do plan to install a system at a major semiconductor manufacturer on a conditional purchase order during the fourth quarter of 2004. Although we will not record any bookings or revenue on the system in 2004, we are forecasting that an order will result from the qualification. As we go forward, we expect to keep tight controls on spending, but continue to make strategic investments in our future.

"With a new set of product features and services, increased demand for memory testing, and a stronger demand for our new power sources, we believe the Company is positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially solvent and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in acquisitions, R&D, advertising and promotion, and capital equipment in order to keep the Company positioned for growth in the future."

For more information, see the Company's websites at www.relinc.com and www.ezyload.com

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters and a hydraulic lift product for the automotive aftermarket.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, and changes in demand for the Company's products and services and the Company's customers' products and services and the impact of entering a new line of business (automotive aftermarket), with different marketing strategies and channels and a different customer base from the Company's historical business lines and the ultimate acceptance by the market of this new product. Actual results may materially differ from projections.

RELIABILITY INCORPORATED

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)
	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
REVENUES	$ 2,484	$ 1,345	$ 938	$ 478

COSTS AND EXPENSES:
Cost of revenues	2,558	2,478	880	909
Marketing, general and administrative	2,609	2,614	871	835
Research and development	577	1,167	194	334
Asset impairment, restructuring and severance costs	673	237	673	-
Total expenses	6,417	6,496	2,618	2,078
Operating (loss)	(3,933)	(5,151)	(1,680)	(1,600)
Interest income, net	17	55	6	19
Other income	37	418	12	61
(Loss) before income taxes	(3,879)	(4,678)	(1,662)	(1,520)
Provision (benefit) for income taxes	-	-	-	-
NET (LOSS)	$(3,879) =====	$(4,678) =====	$(1,662) =====	$(1,520) =====
(LOSS) PER SHARE:
Basic	$( .61) =====	$( .74) =====	$( .26) =====	$( .24) =====
Diluted	$( .61) =====	$( .74) =====	$( .26) =====	$( .24) =====
Weighted average shares:
Basic	6,336 =====	6,336 =====	6,336 =====	6,336 =====
Diluted	6,336 =====	6,336 =====	6,336 =====	6,336 =====

RELIABILITY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2004	2003

Current assets:
Cash and cash equivalents	$1,534	$4,454
Accounts receivable	763	476
Inventories	623	727
Other current assets	199	156
Total current assets	3,119	5,813
Property, plant and equipment, at cost, net of accumulated
depreciation of $15,514 in 2004 and $14,915 in 2003	3,450	4,062

Investments	181	231
Goodwill	-	598
Assets held for sale	1,000	1,000
	$7,750	$11,704
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Current liabilities:
Accounts payable	$180	$429
Accrued liabilities	671	438
Income taxes payable	12	__20
Total current liabilities	863	_887

Deferred tax liabilities	16	33

Stockholders' equity:
Common stock, without par value; 20,000,000 shares
Authorized; 6,690,265 shares issued in 2004 and 2003	9,721	9,721
Retained earnings	(1,751)	2,129
Accumulated other comprehensive (loss) income	(5)	28
Less treasury stock, at cost, 354,300 shares in 2004 and 2003	(1,094)	(1,094)
Total stockholders' equity	6,871	10,784
	$7,750	$11,704
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